Exhibit 99.1

Net1 Elects to Withdraw from SASSA RFP

Johannesburg, May 18, 2015 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

The Company previously reported that management was analyzing the RFP to determine whether it would be in the best interest of the Company for Cash Paymaster Services (Pty) Ltd (“CPS”), a subsidiary of the Company, to participate in the tender process or to focus on its other financial technology businesses without being a direct contractor to SASSA. Management has recommended to the Company’s Board of Directors that CPS should withdraw from the SASSA tender process and the Board has accordingly agreed that CPS should not submit a bid.

Management reached this conclusion after careful consideration of all the relevant factors, including financial feasibility of the RFP, further questions raised by prospective bidders, execution of the Company’s strategic plan, legal risks, reputational risk, and long term value creation for shareholders.

Management believes that the deployment of the Company business plan, which focuses on providing a comprehensive suite of transactional products and services, will allow it to service all South Africa’s unbanked and under-banked citizens including social grant beneficiaries, but independently and without SASSA’s limitations and constraints. The Company’s business plan includes the continued successful deployment of its EasyPay Everywhere bank account, its biometric ATMs and mobile portal, its suite of financial and added value services and the Company’s proven and innovative technological systems. The Company believes that these activities will ensure a sustainable business model that will, over time, far exceed the benefits that could be realized from being the successful bidder for the SASSA RFP.

In addition, the execution of the business plan will no longer be limited by a five year contract (or potentially shorter if legally challenged) and provides the Company with the ability to freely determine pricing that is both competitive and profitable and removes any unknown or contingent liabilities associated with Government contracts. In addition, the Company expects to have more management bandwidth, which it believes will fast track the Company’s international expansion, specifically the many exciting opportunities that Zazoo has identified.

“We are very proud of our achievements that have placed South Africa as a leader in social welfare delivery solutions. An achievement that has been recognized worldwide!” said Dr. Serge Belamant, Chairman and CEO of Net1, “We have banked 10 million people, registered 22 million, eliminated fraud in excess of R3 billion per annum and implemented solutions to assist the poorest South African citizens. We have integrated 10 million people into the South African banking system and economy, which has resulted in us being able to provide financial services to them, thereby realizing the goal of financial inclusion that all developing countries strive for.

We are excited about our future prospects to expand the ability for all people, regardless of their socio economic profiles, to have access to financial services such as full-service banking accounts, loans, insurance, pre-paid services, money transfers and the like,” he concluded.

Net1 management will host a conference call to discuss its decision on May 19, 2015, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-855-481 5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 31, 2015.

Management is also planning investor conferences during June 2015.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including without limitation, the risk of our being able to execute our business plan successfully without a contract with SASSA and to successfully expand our non-South African businesses. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com